EXHIBIT 15

TXU Corp.

1601 Bryan Street

Dallas, TX 75201

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (“TXU Corp.”) for the three-month periods ended March 31, 2006 and 2005, as indicated in our report dated May 3, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is incorporated by reference in Registration Statements Nos. 333-37652, 333-84418, 333-84418-01, 333-84418-02, 333-110125 and Amendment No. 1 thereto and 333-115159 on Form S-3; and Registration Statements Nos. 333-32833, 333-32837, 333-45657, 333-46671, 333-62014, 333-92260, 333-105133, and 333-125169 and Post Effective Amendment No. 1 thereto on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas
May 3, 2006